As filed with the Securities and Exchange Commission on June 30, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	72-1121985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

(Address, including zip code, of Principal Executive Offices)

W&T Offshore, Inc. Long-Term Incentive Compensation Plan

(Full title of the plan)

Tracy W. Krohn

Chief Executive Officer, President and Treasurer

W&T Offshore, Inc.

Eight Greenway Plaza, Suite 1330

Houston, Texas 77046

(713) 626-8525

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Robert J. Kirchhoff

Adams and Reese LLP

4400 One Houston Center

1221 McKinney

Houston, Texas 77010

(713) 652-5151

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.00001 per share	1,667,293 shares	$23.28	$38,814,581.04	$4,568.48

(1)	Upon a future stock split, stock dividend or similar transaction involving Common Stock of the Company and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Composite Tape for New York Stock Exchange-Listed Stocks on June 23, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by W&T Offshore, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) W&T’s Annual Report on Form 10-K (Commission File No. 001-32414) for the fiscal year ended December 31, 2004, filed with the Commission on March 31, 2005;

(b) All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement; and

(c) The description of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) in the Company’s Registration Statement on Form S-1, as amended (Commission File No. 333-115103), which is incorporated by reference into the Company’s Registration Statement on Form 8-A (Commission File No. 001-32414), filed with the Commission on January 24, 2005, and any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the provisions of Article 2.02A(16) and Article 2.02-1 of the Texas Business Corporation Act, Article VII of the Company’s Amended and Restated Articles of Incorporation and Article VI of the Company’s Amended and Restated Bylaws, the Company may indemnify its directors, officers, employees and agents and purchase and maintain liability insurance for those persons. Article 2.02-1 provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation’s best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The Company’s Amended and Restated Articles of Incorporation provide for indemnification of its directors to the fullest extent permitted by applicable law. Article VI of the Company’s Amended and Restated Bylaws provides, in general, that it will indemnify its directors under the circumstances permitted under the Texas Business Corporation Act. The Company has obtained an insurance policy insuring its directors against certain liabilities, if any, that arise in connection with the performance of their duties on the Company’s behalf. In addition, the Company has entered into indemnification agreements with its directors and its chief financial officer. These agreements provide that if the indemnified person is a party or is threatened to be made a party to any action, the Company will indemnify the indemnified person and hold the indemnified person harmless against any and all liabilities or losses incurred in connection with such action if it arises out of or is related to the fact that the indemnified person is or was serving as a director or officer, to the fullest extent permitted by then applicable law. The Company’s Amended and Restated Articles of Incorporation limit each director’s liability to the Company or its shareholders except under certain specified circumstances. Further, if Texas law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of the Company’s directors will automatically be limited to the fullest extent provided by law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	W&T Offshore, Inc. Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-115103)).

5.1	Opinion of Adams and Reese LLP

15.1	Letter dated June 28, 2005, from Ernst & Young LLP regarding the unaudited interim financial statements

23.1	Consent of Ernst & Young LLP

23.2	Consent of Adams and Reese LLP (included in Exhibit 5)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 29th day of June, 2005.

W&T OFFSHORE, INC.

By:	/s/ Tracy W. Krohn
Tracy W. Krohn
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears immediately below constitutes and appoints Tracy W. Krohn and W. Reid Lea, and each of them severally, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable W&T Offshore, Inc. to comply with the Securities Act of 1933 and other federal and state securities laws in connection with the registration statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Tracy W. Krohn Tracy W. Krohn	Chairman, Chief Executive Officer, President, Treasurer and Director (Principal Executive Officer)	June 29, 2005

/s/ W. Reid Lea W. Reid Lea	Chief Financial Officer (Principal Financial Officer)	June 29, 2005

/s/ William W. Talafuse William W. Talafuse	Vice President of Accounting and Chief Accounting Officer (Principal Accounting Officer)	June 29, 2005

/s/ Virginia Boulet Virginia Boulet	Director	June 29, 2005

/s/ Jerome F. Freel Jerome F. Freel	Secretary and Director	June 29, 2005

/s/ Stuart B. Katz Stuart B. Katz	Director	June 29, 2005

/s/ James L. Luikart James L. Luikart	Director	June 29, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	DOCUMENT DESCRIPTION
4.1	W&T Offshore, Inc. Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-115103)).

5.1	Opinion of Adams and Reese LLP

15.1	Letter dated June 28, 2005, from Ernst & Young LLP regarding the unaudited interim financial statements

23.1	Consent of Ernst & Young LLP

23.2	Consent of Adams and Reese LLP (included in Exhibit 5)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)